EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-254014) of our report dated September 23, 2025, with respect to the consolidated financial statements of Natural Alternatives International, Inc. included in this Annual Report (Form 10-K) of Natural Alternatives International, Inc. for the fiscal year ended June 30, 2025.

/s/ HASKELL & WHITE LLP

Irvine, California

September 23, 2025